EXHIBIT 99.1

Contact:

Matt Selinger, Partner

Genesis Select Corporation

(303) 415-0200

PCM REPORTS RECORD SECOND QUARTER RESULTS

Second Quarter Highlights (2013 compared to 2012):

•                  Record Q2 net sales: increased 4% to $366.4 million

•                  Record Q2 gross profit: increased 5% to $51.1 million — gross profit margin increased to 14.0% from 13.8%

•                  Record Q2 EBITDA: increased 40% to $9.2 million, or $9.3 million excluding severance and restructuring related costs

•                  Record Q2 operating profit: increased 84% to $6.3 million

•                   Record Q2 diluted earnings per share (EPS): increased 125% to $0.27 and adjusted EPS was $0.29 excluding severance and restructuring related costs

El Segundo, California — August 6, 2013 — PCM, Inc. (NASDAQ: PCMI), a leading technology solutions provider, today reported financial results for the second quarter of 2013. Consolidated net sales for Q2 2013 were $366.4 million, an increase of $14.7 million, or 4%, from $351.7 million in Q2 2012. Consolidated gross profit for Q2 2013 increased $2.6 million, or 5%, to $51.1 million from $48.5 million in Q2 2012. Consolidated gross profit margin was 14.0% in Q2 2013, up from 13.8% in Q2 2012. EBITDA (as defined below), which includes $0.1 million and $0.6 million of severance and restructuring related costs for Q2 2013 and Q2 2012, respectively, increased $2.6 million, or 40%, to $9.2 million from $6.6 million in Q2 2012. Consolidated operating profit for Q2 2013, which includes $0.4 million and $0.8 million of severance and restructuring related costs in Q2 2013 and Q2 2012, respectively, increased $2.9 million, or 84%, to $6.3 million compared to $3.4 million for Q2 2012. Consolidated net income, which includes $0.2 million and $0.4 million of severance and restructuring related costs, net of tax, in Q2 2013 and Q2 2012, respectively, increased $1.8 million, or 121%, to $3.2 million in Q2 2013 compared to $1.4 million for Q2 2012. Diluted EPS for Q2 2013 was $0.27 compared to diluted EPS of $0.12 for Q2 2012, an increase of 125%. Excluding severance and restructuring related costs, adjusted EPS was $0.29 in Q2 2013 compared to diluted EPS of $0.15 for Q2 2012, an increase of 93%.

Commenting on the Company’s second quarter results, Frank Khulusi, Chairman, President and CEO of PCM, Inc. said, “I am very pleased to report our record second quarter results. In a stable but still challenging demand environment, we believe we were able to grow our market-share by increasing sales by 4% year-over-year and 9% sequentially. More importantly, we grew our gross profit margin to 14.0% from 13.8%, despite lower margin sales to certain government accounts and nearly doubled our operating profit to a Q2 record. While achieving this faster than market growth, our teams improved our commercial sales mix and kept SG&A expenses flat, resulting in the operating leverage that drove our Q2 record $0.29 in EPS for this quarter, excluding severance and restructuring related costs. We saw strength in many of our strategic offerings, including software, networking, storage and notebooks, which increased 20%, 24%, 37% and 25%, respectively. The productivity of our teams continues to improve, and we remain focused on the growth of our solutions portfolio and on providing our customers with customized IT solutions. Our rebranding and other growth initiatives and investments continue, and we look forward to those initiatives making more substantive contributions to our future results.”

Reclassifications

As previously announced, we have revised the December 31, 2012 balance sheet to reduce accounts receivable and deferred revenue by $12.2 million to correct for an immaterial error resulting from the timing of the recognition of the related amounts. We had previously recognized deferred revenue when the related amounts had been billed rather than when the cash had been received in advance of product delivery. Also, we have revised the cash flow statement for the six months ended June 30, 2012 included herein to reflect the reclassification related to the accounts receivable and deferred revenues as discussed above.

As we stated in the fourth quarter of 2012, we revised our accounting for revenue recognition of certain software maintenance and subscription transactions that were previously recorded on a gross basis, to record such transactions on a net sales basis with no corresponding cost of goods sold. We have revised revenues and cost of sales in all reported prior periods to reflect this immaterial change, which had no impact on our consolidated gross profit, operating profit or earnings per share.

Results of Operations

Net Sales

The following table presents our net sales by segment for the periods presented (in thousands):

	Three Months Ended June 30,
	2013		2012
	Net Sales	Percentage of Total Net Sales	Net Sales	Percentage of Total Net Sales	Dollar Change	Percent Change
Commercial	$257,373	70%	$259,539	74%	$(2,166)	(1)%
Public Sector	61,190	17	35,841	10	25,349	71
MacMall	47,858	13	56,324	16	(8,466)	(15)
Corporate & Other	(1)	—	(30)	—	29	NM (1)
Consolidated	$366,420	100%	$351,674	100%	$14,746	4%

(1)  Not meaningful.

Consolidated net sales were $366.4 million in Q2 2013 compared to $351.7 million in Q2 2012, an increase of $14.7 million, or 4%.  Consolidated sales of services were $32.6 million in Q2 2013 compared to $31.1 million in Q2 2012, an increase of $1.5 million, or 5%, and represented 9% of net sales in each of Q2 2013 and Q2 2012.

Commercial segment net sales were $257.4 million in Q2 2013 compared to $259.5 million in Q2 2012, a decrease of $2.1 million, or 1%. Sales of services in the Commercial segment increased by $0.7 million, or 2%, to $30.9 million in Q2 2013 from $30.2 million in Q2 2012, and represented 12% of Commercial segment net sales in each of Q2 2013 and Q2 2012.

Public Sector net sales were $61.2 million in Q2 2013 compared to $35.8 million in Q2 2012, an increase of $25.4 million, or 71%. This increase was primarily due to a $27.6 million, or 218%, increase in our federal government business, partially offset by a $1.8 million, or 8%, decrease in our state and local government and educational institutions (SLED) business. The increase in our federal government business was primarily due to sales made under our new or expanded contracts awarded in the fourth quarter of 2012. The decrease in our SLED business was primarily due to a higher mix of software maintenance products that are reported on a net basis.

MacMall net sales were $47.9 million in Q2 2013 compared to $56.3 million in Q2 2012, a decrease of $8.4 million, or 15%. This decrease in MacMall net sales was primarily due to a decrease in sales of tablets during Q2 2013 compared to Q2 2012.

Gross Profit and Gross Profit Margin

Consolidated gross profit was $51.1 million in Q2 2013, an increase of $2.6 million, or 5%, from $48.5 million in Q2 2012. Consolidated gross profit margin grew to 14.0% from in Q2 2013 from 13.8% in Q2 2012, reflecting our improved product mix and a focus on solutions sales.  We were able to improve our gross profit margin despite lower margin sales to certain federal customers.

Selling, General & Administrative Expenses

Consolidated SG&A expenses were $44.8 million in Q2 2013 compared to $45.1 million in Q2 2012, a decrease of $0.3 million, or 1%. Consolidated SG&A expenses as a percentage of net sales decreased to 12.2% in Q2 2013 from 12.8% in Q2 2012.

Operating Profit

The following table presents our operating profit and operating profit margin, by segment, for the periods presented (in thousands):

	Three Months Ended June 30,								Change in Operating
	2013			2012			Change in		Profit
	Operating	Operating Profit/(Loss)		Operating	Operating Profit/(Loss)		Operating Profit (Loss)		(Loss) Margin
	Profit (Loss)	Margin(1)		Profit/(Loss	Margin(1)		$	%	%
Commercial	$16,989	6.6%		$15,787	6.1%		$1,202	8%	0.5%
Public Sector	1,757	2.9		(240)	(0.7)		1,997	NM (2)	3.6
MacMall	667	1.4		753	1.3		(86)	(11)	0.1
Corporate & Other	(13,123)	(3.6	)(1)	(12,875)	(3.7	)(1)	(248)	2	0.1 (1)
Consolidated	$6,290	1.7%		$3,425	1.0		$2,865	84%	0.7%

(1)         Operating profit margin for Corporate and Other is computed based on consolidated net sales. Operating profit margin for each of the other segments is computed based on the respective segment’s net sales.

(2)         Not meaningful.

Consolidated operating profit was $6.3 million in Q2 2013 compared to $3.4 million in Q2 2012, an increase of $2.9 million or 84%.

Commercial operating profit was $17.0 million in Q2 2013 compared to $15.8 million in Q2 2012, an increase of $1.2 million, or 8% primarily due to increased net sales discussed above and the related $1.8 million increase in Commercial gross profit, as well as a $0.3 million decrease in amortization expenses, partially offset by a $0.4 million increase in personnel costs, and a $0.3 million increase in each of its consulting expenses and other business taxes.

Public Sector operating profit was $1.8 million in Q2 2013 compared to an operating loss of $0.2 million in Q2 2012. This increase was primarily due to a $1.6 million increase in Public Sector gross profit and a decrease in personnel costs of $0.4 million and other improvements in SG&A expenses.

MacMall operating profit was $0.7 million in Q2 2013 compared to $0.8 million in Q2 2012, a decrease of $0.1 million primarily due to a $0.7 million decrease in MacMall gross profit and a $0.4 million increase in advertising expenses, partially offset by a $0.4 million reduction in personnel costs and a $0.2 million decrease in credit card processing fees.

Corporate & Other operating expenses include corporate related expenses such as legal, accounting, information technology, product management and certain other administrative costs that are not otherwise included in our reportable operating segments. Corporate & Other operating expenses were $13.1 million in Q2 2013 compared to $12.9 million in Q2 2012, an increase of $0.2 million, or 2%, primarily due to a $0.2 million increase in personnel costs.

Consolidated Balance Sheet

Accounts receivable at June 30, 2013 was $217.4 million, an increase of $27.3 million from December 31, 2012 primarily due to sales growth. Inventory at June 30, 2013 was $67.3 million, a decrease of $1.6 million from December 31, 2012. Accounts payable at June 30, 2013 was $112.2 million, an increase of $9.2 million from December 31, 2012. Capital expenditures during the six months ended June 30, 2013 were $5.7 million compared to capital expenditures of $5.1 million during the six months ended June 30, 2012. Outstanding borrowings under our line of credit increased by $12.8 million to $100.4 million at June 30, 2013 compared to December 31, 2012. Working capital increased to $58.8 million at June 30, 2013 from $55.4 million at December 31, 2012, despite a $1.6 million investment in stock repurchases during that time period.

Account Executive Headcount

The following table presents our average account executive headcount, by segment, for the periods presented:

Average Account Executive	Three Months Ended June 30,
Headcount By Segment(1):	2013	2012
Commercial	465	474
Public Sector	113	122
MacMall	136	144
Total	714	740

(1)         Headcount numbers are calculated based on an average of all sales executives and trainees employed during the period.

Product Sales Mix

The following table sets forth our net billed sales by major categories as a percentage of total net billed sales for the periods presented, determined based upon our internal product code classifications.

	Three Months Ended June 30,		Y/Y Sales
Product Sales Mix:	2013	2012	Growth
Software (1)	17%	16%	20%
Notebooks	17	15	25
Desktops	9	11	(2)
Networking	9	8	24
Delivered services	9	9	5
Storage	6	4	37
Displays	5	5	16
Manufacturer service and warranty	5	4	49
Input devices	4	3	56
Tablets	4	7	(44)
Accessories	3	3	(3)
Servers	2	3	(18)
Other (2)	10	12	(2)
Total	100%	100%

(1)         Software includes gross sales billed to customers including software licenses, maintenance and enterprise agreements at their full billed value.

(2)         All other includes power, printers, supplies, consumer electronics, memory, iPod/MP3 and miscellaneous other items.

Non-GAAP Measure

We are presenting earnings before interest, taxes, depreciation and amortization expenses (EBITDA) and non-GAAP EPS (adjusted EPS), which are financial measures that are not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP. Adjusted EPS removes the effect of restructuring expenses related to our rebranding initiative. EBITDA and adjusted EPS should be used in conjunction with other GAAP financial measures and are not presented as an alternative measure of operating results, as determined in accordance with GAAP. We believe that these non-GAAP financial measures allow a more meaningful comparison of our operating performance trends to both management and investors that is more indicative of our consolidated operating results across reporting periods. Depreciation and amortization expenses primarily represent an allocation to current expense of the cost of historical capital expenditures and for acquired intangible assets resulting from prior business acquisitions. A reconciliation of the non-GAAP consolidated financial measures is included in a table below.

Conference Call

Management will hold a conference call, which will be webcast, on August 6, 2013 at 9:00 a.m. Eastern Time (6:00 a.m. Pacific Time) to discuss second quarter results. To listen to PCM management’s discussion of its second quarter results live, access http://investor.pcm.com/events.cfm.

The archived webcast can be accessed at www.investor.pcm.com under “Events & Presentations.” A replay of the conference call by phone will be available from 12:00 p.m. ET on August 6, 2013 until August 13, 2013 and can be accessed by calling: (855) 859-2056 (International (404) 537-3406) and inputting pass code 23223465.

About PCM, Inc.

PCM, Inc., through its wholly-owned subsidiaries, is a leading technology solutions provider to small and medium sized businesses, mid-market and enterprise customers, government and educational institutions and individual consumers. In the 12 months ended June 30, 2013, we generated over $1.4 billion in revenue and now have over 2,800 employees, 67% of which are in sales or service positions. For more information please visit investor.pcm.com or call (310) 354-5600.

Forward-looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding our expectations, hopes or intentions regarding the future, including but not limited to, statements related to strategic developments such as statements related to our branding and other growth initiatives and related potential benefits, our focus on sales of solutions in our commercial segment, the productivity of our teams or other statements or expectations or goals for sales growth, gross profit, operating leverage or EBITDA. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause our actual results to differ materially include without limitation risks and uncertainties related to the following: our IT infrastructure; the relationship between the number of our account executives and productivity; our ability to attract and retain key employees; our ability to receive expected returns on strategic investments including without limit investments in our brands and new go to market strategy and expanded business models, including without limit, our services and consultative selling capabilities and new data center; decreased sales related to any of our segments, including but not limited to, potential decreases in sales resulting from the loss of or a reduction in purchases from significant customers; availability of key vendor incentives and other vendor assistance; possible discontinuance of IT licenses used to operate our business which are provided by vendors; increased competition, including, but not limited to, increased competition from direct sales by some of our largest vendors and increased pricing pressures which affect our pricing strategy in any given period; the effect of the our pricing strategy on our operating results; our ability to identify suitable acquisition targets, to complete acquisitions of identified targets (including the challenges and costs of closing the transaction), and our ability to integrate companies we may acquire and our ability to achieve synergies expected from such acquisitions; the impact of acquisitions on relationships with key customers and vendors; potential decreases in sales related to changes in our vendors products; the potential lack of availability of government funding applicable to our PCMG contracts; the impact of seasonality on our sales; availability of products from third party suppliers at reasonable prices; business and other conditions in the Asia Pacific region and the related effects on our Philippines operations; increased expenses, including, but not limited to, interest expense, foreign currency transaction gains/losses, and other expenses which may increase as a result of future inflationary pressures; our advertising, marketing and promotional efforts may be costly and may not achieve desired results; shifts in market demand or price erosion of owned inventory; risks related to foreign currency fluctuations; warranties and indemnities we may be required to provide to third parties through our commercial contracts; data security; litigation by or against us; and availability of financing, including availability under our existing credit lines. Additional factors that could cause our actual results to differ are discussed under the heading “Risk Factors” in Item 1A, Part II of our Form 10-Q for the period ended March 31, 2013, on file with the Securities and Exchange Commission, and in our other reports filed from time to time with the SEC. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statements.

-Financial Tables Follow-

PCM, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net sales	$366,420	$351,674	$703,589	$686,371
Cost of goods sold	315,285	303,169	605,500	591,094
Gross profit	51,135	48,505	98,089	95,277
Selling, general and administrative expenses	44,845	45,255	88,921	91,898
Revaluation of earnout liability	—	(175)	—	(175)
Operating profit	6,290	3,425	9,168	3,554
Interest expense, net	781	909	1,553	1,840
Income before income taxes	5,509	2,516	7,615	1,714
Income tax expense	2,346	1,085	3,216	753
Net income	$3,163	$1,431	$4,399	$961

Basic and Diluted Earnings Per Common Share
Basic	$0.28	$0.12	$0.38	$0.08
Diluted	0.27	0.12	0.37	0.08

Weighted average number of common shares outstanding:
Basic	11,488	12,032	11,483	12,016
Diluted	11,771	12,166	11,734	12,221

PCM, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO

CONSOLIDATED OPERATING PROFIT AND DILUTED EPS

(unaudited, in thousands, except per share amounts)

		Three Months Ended June 30,		Six Months Ended June 30,
		2013	2012	2013	2012
	EBITDA(a):
	Consolidated operating profit	$6,290	$3,425	$9,168	$3,554
Add:	Consolidated depreciation expense	2,408	2,365	4,849	4,769
	Consolidated amortization expense	524	787	1,048	1,533
	EBITDA	$9,222	$6,577	$15,065	$9,856

	Net income:
	Consolidated income before income taxes	$5,509	$2,516	$7,615	$1,714
	Less: Income tax expense	(2,346)	(1,085)	(3,216)	(753)
	Consolidated net income	$3,163	$1,431	$4,399	$961

	Consolidated income before income taxes	$5,509	$2,516	$7,615	$1,714
	Add: Severance & restructuring related costs (b)	353	783	812	1,538
	Adjusted income before income taxes	5,862	3,299	8,427	3,252
	Less: Adjusted income tax expense	(2,497)	(1,422)	(3,556)	(1,428)
	Non-GAAP net income	$3,365	$1,877	$4,871	$1,824

	Diluted earnings per share:
	GAAP diluted EPS	$0.27	$0.12	$0.37	$0.08
	Non-GAAP diluted EPS	0.29	0.15	0.42	0.15
	Diluted weighted average number of common shares outstanding	11,771	12,166	11,734	12,221

(a)         EBITDA — earnings before interest, taxes, depreciation and amortization.

(b)         Relates to severance and restructuring related costs in connection with our 2012 rebranding and cost savings initiatives.

PCM, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share amounts and share data)

	June 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$11,378	$6,535
Accounts receivable, net of allowances of $1,340 and $1,459	217,361	190,079
Inventories	67,335	68,942
Prepaid expenses and other current assets	22,341	14,028
Deferred income taxes	3,244	3,004
Total current assets	321,659	282,588
Property and equipment, net	51,040	48,180
Deferred income taxes	277	380
Goodwill	25,510	25,510
Intangible assets, net	6,050	7,098
Other assets	4,679	1,979
Total assets	$409,215	$365,735

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$112,176	$102,972
Accrued expenses and other current liabilities	29,661	30,371
Deferred revenue	19,615	5,411
Line of credit	100,396	87,630
Notes payable — current	1,022	812
Total current liabilities	262,870	227,196
Notes payable and other long-term liabilities	19,251	16,750
Deferred income taxes	6,539	5,678
Total liabilities	288,660	249,624
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 14,790,853 and 14,560,801 shares issued; and 11,528,460 and 11,525,459 shares outstanding, respectively	15	14
Additional paid-in capital	114,133	111,952
Treasury stock, at cost: 3,262,393 and 3,035,342 shares, respectively	(15,246)	(13,688)
Accumulated other comprehensive income	1,932	2,511
Retained earnings	19,721	15,322
Total stockholders’ equity	120,555	116,111
Total liabilities and stockholders’ equity	$409,215	$365,735

PCM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Six Months Ended June 30,
	2013	2012
Cash Flows From Operating Activities
Net income	$4,399	$961
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	5,897	6,302
Provision for deferred income taxes	726	2,015
Excess tax benefit related to stock option exercises	(37)	(39)
Non-cash stock-based compensation	783	1,051
Decrease in earnout liability	—	(175)
Change in operating assets and liabilities:
Accounts receivable	(27,282)	8,028
Inventories	1,607	3,036
Prepaid expenses and other current assets	(8,532)	(3,053)
Other assets	(1,816)	51
Accounts payable	410	8,303
Accrued expenses and other current liabilities	(717)	(4,602)
Deferred revenue	14,204	(547)
Total adjustments	(14,757)	20,370
Net cash (used in) provided by operating activities	(10,358)	21,331
Cash Flows From Investing Activities
Purchases of property and equipment	(5,732)	(5,082)
Net cash used in investing activities	(5,732)	(5,082)
Cash Flows From Financing Activities
Net borrowings (payments) under line of credit	12,766	(20,099)
Capital lease proceeds	206	4,356
Borrowing under note payable	2,393	2,859
Payments under notes payable	(458)	(552)
Change in book overdraft	8,722	(2,744)
Payments of obligations under capital lease	(1,431)	(1,123)
Proceeds from stock issued under stock option plans	1,399	92
Payment for deferred financing costs	(752)	—
Common shares repurchased and held in treasury	(1,558)	—
Excess tax benefit related to stock option exercises	37	39
Net cash provided by (used in) financing activities	21,324	(17,172)
Effect of foreign currency on cash flow	(391)	(3)
Net change in cash and cash equivalents	4,843	(926)
Cash and cash equivalents at beginning of the period	6,535	9,484
Cash and cash equivalents at end of the period	$11,378	$8,558
Supplemental Cash Flow Information
Interest paid	$1,393	$1,638
Income taxes paid	2,134	969
Supplemental Non-Cash Investing and Financing Activities
Purchase of property and equipment	$1,985	$346
Deferred financing costs	228	—